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FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES                       EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE
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
                                                For Six Months Ended June 30,

                                                   1998              1997
                                                ----------        ----------
Net Income                                      $9,528,090        $8,375,821
                                                ==========        ==========

Computation of average
shares outstanding

             Shares outstanding at
             beginning of year                   7,350,561         6,830,666

             Additional shares deemed
             outstanding because of
             stock dividends                       516,035           991,720

             Additional shares deemed
             outstanding because of
             stock split                                 0                 0

             Shares issued during the
             year times average time
             outstanding during the year            11,471             7,535
                                                ----------        ----------

Average basic shares outstanding                 7,878,067         7,829,921
                                                ----------        ----------

Dilutive shares                                     77,976            77,812
                                                ----------        ----------

Average fully diluted shares outstanding         7,956,043         7,907,733
                                                ----------        ----------

Basic earnings per share                        $     1.21        $     1.07
                                                ==========        ==========


Fully diluted earnings per share                $     1.20        $     1.06
                                                ==========        ==========